UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 5, 2017

BAZAARVOICE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10901 Stonelake Blvd.
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 551-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On April 5, 2017, the Board of Directors (the “Board”) of Bazaarvoice, Inc. (the “Company”, “we” or “us”), appointed Krista Berry as a member of the Board, effective immediately, and designated Ms. Berry as a Class I director to stand for election at the Company’s 2018 annual meeting of stockholders.

Krista Berry served as the Chief Digital Officer of Kohl's Corporation from March 2014 until March 2016, where she developed Kohl’s world-class omni-channel strategy, and partnered cross functionally to develop a model for integrating omni-channel teams throughout the organization. Ms. Berry joined Kohl's in December 2011 as Executive Vice President, Multi-Channel Commerce, where she was responsible for developing and executing Kohl's long-term omni-channel and customer-driven digital innovation strategies, including overseeing Kohl's e-commerce business. Prior to joining Nike, Ms. Berry was General Manager, North America, DTC for Nike, Inc. From 1988 until 2007, Ms. Berry held various roles at Target Corporation including GMM, Target.com. Ms. Berry also serves on the board of directors of Helen of Troy Limited, having joined on April 1, 2017. Ms. Berry is an alumna of the University of Wisconsin, Madison, where she was Executive in Residence in the Fall of 2016, and was the recipient of the University of Wisconsin, Madison Business School’s Distinguished Fellow Award 2015.

Ms. Berry is covered by our outside director compensation policy as described in our Notice of 2016 Annual Meeting of Stockholders filed with the SEC on August 26, 2016, which description is incorporated into this Item 5.02 by reference. In accordance with the outside director compensation policy, Ms. Berry is eligible to receive annual cash retainers for Board service, committee service and service as chairperson of a committee, an initial award of restricted stock upon joining the Board and an annual award paid in stock options or restricted stock at her election.

Ms. Berry has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Kin Gill
Kin Gill Chief Legal Officer, General Counsel and Secretary
Date: April 5, 2017